EXHIBIT 10ee

Christopher C. Perry Account Executive Travelers Bond 499 Thomall Street, 3rd Floor Edison, NJ 08837-2238 Phone: [omitted] Fax: [omitted] E-mail: [omitted]

August 18, 2006

David Stryker

Bristol-Myers Squibb Company

345 Park Avenue

New York, NY 10154

Dear Mr. Stryker:

As an inducement for and in consideration of furnishing preliminary injunction bond(s) on or about August 18, 2006 and thereafter, Travelers Casualty and Surety Company of America, for itself and on behalf of Company, as defined below, hereby requests that the Bristol-Myers Squibb Company acknowledge and agree to the following:

Bristol-Myers Squibb Company (or “Indemnitor”) executed a General Contract of Indemnity on August 14, 2006 (“GCI”) in favor of Travelers Casualty and Surety Company of America and its parents, affiliates and subsidiaries as defined in the GCI (“Company”) in connection with the issuance of preliminary injunction bond(s).

As evidenced by our signature below, Indemnitor hereby requests that Company issue preliminary injunction bond(s) on or about August 18, 2006 and thereafter on behalf of one of the plaintiffs, Bristol-Myers Squibb Sanofi Pharmaceuticals Holding Partnership, in Case Number 02-CV-2255 filed in the United States District Court for the Southern District of New York (this bond and including any renewals, amendments or replacements of the bond “Requested Bond(s)” ).

Indemnitor hereby acknowledges and agrees that it has a substantial, material and beneficial interest in the Requested Bond(s) and the GCI shall apply to the Requested Bond(s) and the Requested Bond(s) shall be deemed to be included within the definition of “Bond(s)” as set forth in the GCI and shall form part of the obligations owed by Indemnitor to Company pursuant to the GCI.

Indemnitor understands that at any time, either in advance of a claim or upon presentment of a claim, Indemnitor may request that Company satisfy any amount due under the Requested Bond(s) directly with the pledged collateral it holds as security (“Collateral”). Indemnitor agrees that in the event Company is presented with a claim up to the full amount of the Requested Bond(s), Indemnitor will promptly discharge its indemnity obligations either by directing Company to draw upon the Collateral to satisfy the claim or by using its own funds to pay the claim and in the event Indemnitor fails to do so, Company will draw upon the Collateral and satisfy the Bond(s) obligations.

Indemnitor agrees to fulfill its indemnity obligations to Company notwithstanding the existence of other individual Bond(s)s or other security that may be posted with the court in connection with this case. Indemnitors agree that the GCI is the individual obligation of Indemnitor to Company and payment under the GCI is in no way contingent upon nor shall it be delayed by Indemnitor’s rights to contribution, reimbursement or collection from any joint venture, partner, affiliate, subsidiary or any third party. Further, Indemnitor shall not require Company to seek contribution from any other surety, any third party or other form of security deposited with the court to secure the preliminary injunction, other than the Collateral, prior to Indemnitor discharging its indemnity obligations to Company.

By signing below, Indemnitor agrees to and acknowledges the above. The undersigned represents and warrants that he or she is duly authorized to bind the Indemnitor to this agreement.

Sincerely,

/s/ Christopher Perry
Christopher Perry
Travelers Casualty and Surety Company of America

BRISTOL-MYERS SQUIBB COMPANY acknowledges and agrees to the above.

/s/ David Stryker
Signature

By:	/s/ David Stryker
Title:	Asst. Treasurer
Date:	8/l8/2006